                            MILESTONE SCIENTIFIC INC.
                             230 SOUTH ORANGE AVENUE
                              LIVINGSTON, NJ 07039
                                  973-535-2717

                                                                 August 12, 2005

Mr. Greg Volok
172 Laurie Lane
Philadelphia, Pa 19115

Dear Greg:

         This will set forth our understanding with respect to your retention as a special marketing and sales consultant to aid in the international sale and distribution of our Coolblue Wand dental enhancement system, particularly in its applications for professional tooth whitening:

         1.       You shall be a Special Marketing and Sales Consultant for our
Coolblue Wand dental enhancement system and as such you shall report directly to our President. You shall also interface with the head of our internal and external sales forces and with our senior marketing staff.

         2.       For your services we shall pay you $100,000 in shares of our
Common Stock valued at their average closing price during the 10 trading days ending August 11, 2005. The shares will be restricted shares and shall bear an appropriate investment legend in the form recommended by our counsel. You represent that the shares are being acquired for investment and without a view towards distribution and that you are an accredited investor as defined in
Regulation D under the Securities Act.

         3.       This agreement shall be for a term of two years.

         4.       It is the objective of this agreement that you assist us in establishing distribution of the Coolblue Wand dental enhancement system for tooth whitening and, possibly, other uses with one of the four top world-wide distributors of dental products, or such other major distributor as is acceptable to us. If as a result of your efforts we are able to establish such relationships on terms and conditions satisfactory to us and we sell such distributors $3,000,000 of product within 18 months of the date hereof then we will pay you a $20,000 bonus, in shares of our Common Stock, valued at their then current market value.

         5.       If within three months of the date on which we advise that the
Coolblue Wand dental enhancement system is ready for commercial sale you have not been able to arrange meetings for us with at least one of the top four dental distributors, then the shares of stock paid to you as initial consideration hereunder shall, at our option, be forfeited and returned to us for cancellation.

                                               Very truly yours,
                                               MILESTONE SCIENTIFIC INC.

                                                    /s/ Leonard Osser
                                               ----------------------
                                               Leonard Osser
                                               Chief Executive Officer

Accepted and agreed to this
12th day of August, 2005

   /s/ Greg Volok
-----------------
Greg Volok